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                                                                  EXHIBIT 3.1(C)

                            CERTIFICATE OF MERGER OF

                             IVAX DIAGNOSTICS, INC.

                                  WITH AND INT0

                               B2BSTORES.COM, INC.

     Pursuant to the provisions of Title 8, Section 252 of the Delaware General Corporation Law governing the merger of one or more domestic business coporations with a foreign business corporation, the undersigned surviving corporation hereby files this certificate of merger with the Secratary of State of Delaware.

     FIRST: The names of the merging corporations are IVAX Diagnostics, Inc., which is a business corporation organized under the laws of the State of Florida, and b2bstores.com, Inc., which is a business corporation organized under the laws of the State of Delaware.

     SECOND: A merger agreement for merging IVAX Diagnostic, Inc., with and into b2bstores.com, Inc., has been approved, adopted, certified, executed, and acknowledged by each of said corporations.

     THIRD: The surviving corporation shall be b2bstores.com, Inc., but the name of such surviving corporation shall be changed to IVAX Diagnostics, Inc.

     FOURTH: The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of b2bstores.com, Inc., but the First and Fourth Articles shall be amended and restated as follows:

          "FIRST:   The name of the Corporation is IVAX Diagnostics, Inc."
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                                       and

          "FOURTH:  The total number of shares of stock which the Corporation is
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                    authorized to issue is 55,000,000 shares, which are to be
                    divided into two classes consisting of (i) 50,000,000 shares of common stock, par value $.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, issuable in series as may be provided from time to time by resolution of the Board of Directors."

     FIFTH: The executed merger agreement is on file at an office of the surviving corporation located at 2140 North Miami Avenue, Miami, Florida 33127.

     SIXTH: A copy of the merger agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

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     SEVENTH: The authorized capital of constituent corporation which is not a corporation of Delaware is as follows: IVAX Diagnostics, Inc. is authorized to issue 30,000,000 shares of common stock, par value $.01 per share.

     Executed on this 14th day of March 2001.

                                                     B2BSTORES.COM, INC.


                                   By: /s/ Richard Kandel,
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                                           Richard Kandel, Chairman of the Board

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